Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION AND

DOMESTIC CORPORATION

Pursuant to Title 8, Section 251(c) of Delaware General Corporation Law, the undersigned Delaware corporation executed the following Certificate of Merger:

FIRST: The name of the surviving domestic corporation is Ionetix Corporation, a Delaware corporation, and the name of the domestic corporation being merged with and into the surviving corporation is JDEV Merger Subsidiary Corp., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Ionetix Corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on April 9, 2026.

SIXTH: The Agreement and Plan of Merger is on file at 3130 Sovereign Drive Lansing, MI 48911, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 9th day of April, A.D., 2026.

By:	/s/ Kevin Cameron
Authorized Officer
Name:	Kevin Cameron
Title:	Chief Executive Officer